EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2011 Second Quarter Financial Results

ELGIN, Ill., July 27, 2011 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers, today announced results for the second quarter of fiscal year 2011, which ended June 18, 2011.

Second quarter highlights include:

  Sales increased 26.5%, to $32.0 million, compared to $25.3 million in the second quarter of fiscal 2010. For the first half of fiscal 2011, sales increased 23.1% to $60.7 million, compared to $49.3 million in the first half of fiscal 2010.

  Average sales per working day was approximately $540,000, compared to $430,000 in the second quarter of fiscal 2010 and compared to $480,000 in the first quarter of fiscal 2011.

  Same-branch sales for the quarter increased 20.6%, measured for the 62 branches that were in operation throughout both the second quarters of 2011 and 2010. For the first half of fiscal 2011, same-branch sales increased 18.9%, measured for the 62 branches that were in operation throughout both first halves of 2011 and 2010.

  Basic EPS was $0.05 compared to $0.09 in the second quarter of fiscal 2010. The weighted average shares outstanding (basic) in the second quarter of fiscal 2011 was 14.3 million compared to 10.9 million in the second fiscal quarter of 2010. The increase in shares was due to our June 2010 offering.

  Our Environmental Services (ES) segment includes parts cleaning, containerized waste, and vacuum services. During the second quarter, ES sales increased $3.5 million, or 14.5%. During the first half of fiscal 2011 ES sales increased $6.9 million, or 14.6% when compared to the first half of fiscal 2010.

  Our Oil Business (OB) segment includes used oil collection and sales, and in the future will include the results of our re-refining activity. During the second quarter, OB sales increased $3.1 million, or 259%, reflecting our efforts to expand our used oil collection services and also as a result of higher oil prices. During the first half of fiscal 2011, OB sales increased $4.5 million, or 184%.

Mr. Joseph Chalhoub, President and Chief Executive Officer of Heritage-Crystal Clean, Inc. commented, "We are pleased with our second quarter, as we delivered results better than our plans. Sales of both Environmental Services and our Oil Business continued to show strength. We continue to ramp up our used oil collection services, leveraging our 67 branch locations and tens of thousands of customers. Construction of the re-refinery remains on schedule for production of lube oil near the end of the year. We have recently completed construction of the front end of the plant, and have started operational testing of this section, with the expectation that we will begin producing intermediate products during the third quarter."

Mr. Greg Ray, Chief Financial Officer and Vice President of Business Management, stated, "During the second quarter we experienced good growth across our business segments, as our branch network continued to add new accounts. Notwithstanding the improved revenue, our profit margin was less than a year ago, as much of our growth was in the Oil Business which remains unprofitable until we begin to upgrade the value of the collected used oil via re-refining. Also, escalating costs for fuel and solvent had a negative impact on our margins, which was partially mitigated by improved inventory valuations and also by our increased prices and the energy surcharges we bill to customers. The previously-announced Warrior Group acquisition made during the first quarter of 2011 added revenue for our Oil Business, and the integration of the acquired employees and customers has been proceeding as planned."

Ray added, "During the second quarter, we made an initial draw of $10 million on our bank credit facility to fund the re-refinery construction costs, and at the end of the quarter we had approximately $7.4 million of cash on hand."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiary.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: our ability to complete our used oil re-refinery as anticipated; the used oil re-refinery does not perform as anticipated; we are unable to generate sufficient funds to build and support our used oil re-refinery; we do not realize the anticipated benefits from our acquisition of the Warrior Group; our ability to comply with the extensive environmental, health and safety and employment laws and regulations that our Company is subject to; changes in environmental laws that affect our business model; competition; claims relating to our handling of hazardous substances; the limited demand for our used solvent; our dependency on key employees; our ability to effectively manage our extended network of branch locations; warranty expense and liability claims; personal injury litigation; dependency of suppliers; economic conditions including the recent recession and financial crisis, and downturns in the business cycles of automotive repair shops, industrial manufacturing business and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil; the control of The Heritage Group over our Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 4, 2011 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and automotive service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection, and vacuum truck services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 67 branches serving over 44,000 customer locations.

The Heritage-Crystal Clean, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4974

Conference Call

The Company will host a conference call on Thursday July 28, 2011 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc. Consolidated Balance Sheets (In Thousands, Except Share and Par Value Amounts) (Unaudited)

	June 18, 2011	January 1, 2011
ASSETS

Current Assets:
Cash and cash equivalents	$7,423	$21,757
Accounts receivable - net	17,017	13,478
Income tax receivables	23	27
Inventory - net	17,682	11,647
Deferred income taxes	604	731
Other current assets	2,590	2,154
Total Current Assets	45,339	49,794
Property, plant and equipment - net	57,852	37,051
Goodwill	1,137	—
Software and intangible assets - net	3,509	2,727
Total Assets	$107,837	$89,572
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	12,718	10,058
Accrued salaries, wages, and benefits	2,511	2,242
Taxes payable	1,136	913
Current maturities of long-term debt	553	—
Other accrued expenses	1,333	1,139
Total Current Liabilities	18,251	14,352
Long-term debt, less current maturities	1,591	—
Note payable	10,000	—
Deferred income taxes	1,952	1,676
Total Liabilities	31,794	16,028

STOCKHOLDERS' EQUITY:

Common stock - 18,000,000 shares authorized at $0.01 par value,
14,322,053 and 14,220,321 shares issued and outstanding at June 18, 2011 and January 1, 2011, respectively	143	142
Additional paid-in capital	70,973	69,532
Retained earnings	4,927	3,870
Total Stockholders' Equity	76,043	73,544
Total Liabilities and Stockholders' Equity	$107,837	$89,572

Heritage-Crystal Clean, Inc. Consolidated Statements of Operations (In Thousands, Except per Share Amounts) (Unaudited)

	Second Quarter Ended,		First Half Ended,
	June 18, 2011	June 19, 2010	June 18, 2011	June 19, 2010

Sales	$31,968	$25,338	$60,707	$49,343
Operating expenses --
Operating costs	24,729	18,323	47,241	35,941
Selling, general and administrative expenses	4,815	4,285	9,356	8,503
Depreciation and amortization	1,215	1,055	2,325	2,084
Loss (gain) on the disposal of fixed assets	(12)	39	(12)	39
Operating income	1,221	1,636	1,797	2,776
Interest expense - net	10	—	14	—
Income before income taxes	1,211	1,636	1,783	2,776
Provision for income taxes	492	705	726	1,183
Net income	$719	$931	1,057	1,593

Net income per share: basic	$0.05	$0.09	0.07	0.15
Net income per share: diluted	$0.05	$0.08	0.07	0.15

Number of weighted average shares outstanding: basic	14,306	10,909	14,277	10,811
Number of weighted average shares outstanding: diluted	14,750	10,973	14,583	10,871

Heritage-Crystal Clean, Inc. Reconciliation of Operating Segment Information (In Thousands) (Unaudited)

Second Quarter Ended,
June 18, 2011
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Sales	$27,641	$4,327	--	$31,968
Operating expenses
Operating costs	20,051	4,678	--	24,729
Operating depreciation and amortization	959	89	--	1,048
Profit (loss) before corporate selling, general, and administrative expenses	6,631	(440)		6,191
Selling, general, and administrative expenses	--	--	4,816	4,816
Depreciation and amortization from SG&A	--	--	166	166
Total selling, general, and administrative expenses			4,982	4,982
Loss from disposal of fixed asset	--	--	(12)	(12)
Operating income				1,221
Interest expense - net	--	--	10	10
Income before income taxes				1,211
Provision for income taxes	--	--	492	492
Net income				719

Second Quarter Ended,
June 19, 2010
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Sales	24,132	1,206	--	25,338
Operating expenses
Operating costs	16,609	1,714	--	18,323
Operating depreciation and amortization	896	9	--	905
Profit (loss) before corporate selling, general, and administrative expenses	6,627	(517)		6,110
Selling, general, and administrative expenses	--	--	4,285	4,285
Depreciation and amortization from SG&A	--	--	150	150
Total selling, general, and administrative expenses			4,435	4,435
Loss from disposal of fixed asset	--	--	39	39
Operating income				1,636
Interest expense - net	--	--	--	--
Income before income taxes				1,636
Provision for income taxes	--	--	705	705
Net income				931

First Half Ended,
June 18, 2011
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Sales	53,753	6,954	--	60,707
Operating expenses
Operating costs	39,197	8,044	--	47,241
Operating depreciation and amortization	1,894	127	--	2,021
Profit (loss) before corporate selling, general, and administrative expenses	12,662	(1,217)		11,445
Selling, general, and administrative expenses	--	--	9,357	9,357
Depreciation and amortization from SG&A	--	--	303	303
Total selling, general, and administrative expenses			9,660	9,660
Loss from disposal of fixed asset	--	--	(12)	(12)
Operating income				1,797
Interest expense - net	--	--	--	14
Income before income taxes				1,783
Provision for income taxes	--	--	726	726
Net income				1,057

First Half Ended,
June 19, 2010
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Sales	46,896	2,447	--	49,343
Operating expenses
Operating costs	32,731	3,210	--	35,941
Operating depreciation and amortization	1,771	17	--	1,788
Profit (loss) before corporate selling, general, and administrative expenses	12,394	(780)		11,614
Selling, general, and administrative expenses	--	--	8,503	8,503
Depreciation and amortization from SG&A	--	--	296	296
Total selling, general, and administrative expenses			8,799	8,799
Loss from disposal of fixed asset	--	--	39	39
Operating income				2,776
Interest expense - net	--	--	--	--
Income before income taxes				2,776
Provision for income taxes	--	--	1,183	1,183
Net income				1,593

Total assets by segment as well as unallocated corporate amounts as of June 18, 2011 and January 1, 2011 were as follows (in thousands):

	June 18, 2011	January 1, 2011
Total Assets:
Environmental Services	$29,681	$26,498
Oil Business	39,468	13,261
Corporate	38,688	49,813
Total	$107,837	$89,572

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Unaudited)

	Second Quarter Ended,		First Half Ended,
	(Dollars in thousands)		(Dollars in thousands)

	June 18, 2011	June 19, 2010	June 18, 2011	June 19, 2010

Net income	$719	$931	$1,057	$1,593

Interest expense - net	10	—	14	—

Provision for income taxes	492	705	726	1,183

Depreciation and amortization	1,215	1,055	2,325	2,084

EBITDA(a)	$2,436	$2,691	$4,122	$4,860

(a) EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

CONTACT: Greg Ray, Chief Financial Officer and VP Business Management,
         (847) 836-5670